Exhibit 99.1

 Golden River Resources Corporation Announces the Issue of Shares of
              Common Stock and Options to Extinguish Debt

    NEW YORK--(BUSINESS WIRE)--May 8, 2006--Golden River Resources Corporation (OTCBB:GORV) ("Golden River Resources" or "the Company") announces the issue of up to 10 million shares of common stock at an issue price of A$0.20 and 20 million options with an exercise price of A$0.20 and a latest exercise date of April 30, 2011, as repayment of a debt of A$2 million.
    A company associated with the President and Chief Executive Officer of Golden River Resources has provided loan funds over a period of time to enable the Company to conduct its exploration programs in Canada and to meet its working capital needs. The issue of the shares of common stock and options will repay this debt.
    The Directors also advise that they intend to seek the necessary approvals to increase the authorized capital of the common to 100 million shares of common stock.

    About Golden River Resources Corporation

    Golden River Resources is a Delaware corporation that is focussing its activities in the mining and exploration industry. Golden River Resources has entered into an arrangement with Tahera Diamond Corporation ("Tahera"), a Canadian diamond explorer, to explore for gold and base metals on Tahera's ground in the Slave Craton of northern Canada. Golden River Resources has also acquired a strategic land position in the highly prospective Committee Bay Greenstone Belt, Canada, for the purpose of undertaking gold and base metal exploration. Golden River Resources is continuing to investigate opportunities in the industry for investment and or other types of participation. For further information please visit our website at www.goldenriverresources.com.

    Forward-Looking Statements

    Forward-looking statements in this press release are made pursuant to the "safe harbour" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of gold prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company's business is set forth in the Company's fiscal 2005 Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission.

    CONTACT: Golden River Resources Corporation
             Mr. Peter Lee, +613 8532 2860
             Fax: +613 8532 2805
             peterlee@goldenriverresources.com